Exhibit 99.1

XOMA Reports Fourth Quarter and Full-Year 2020 Financial Results and Operating Highlights

Recognized revenue of $29.4 million

Six assets in the Company’s milestone and royalty portfolio advanced to Phase 2 clinical development

Completed $24.6 million Series A Perpetual Preferred Stock offering paying a 8.625% dividend

Ended 2020 with $84.2 million in cash

EMERYVILLE, Calif., March 10, 2021 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA) announced its fourth quarter and full-year 2020 financial results and business highlights.

“Our success in 2020 is a direct reflection of our strategy at work. As a result of the commitment by our partners to improve human health, we saw multiple programs advance further in the clinic. Novartis, Merck, Takeda, Incyte, Rezolute, and an undisclosed partner individually launched Phase 2 clinical studies with an asset in the XOMA portfolio. XOMA’s shareholders benefited from the milestones we received as our partners made these advancements, highlighted by the $25 million milestone we earned as Novartis initiated its Phase 2 development of NIS793, an anti-TGFß monoclonal antibody, in patients with metastatic pancreatic cancer,” stated Jim Neal, Chief Executive Officer at XOMA.

“Our business model is unique in that we are able to expand our portfolio by taking a long-term view of the development process and potential associated economics. As an example, in 2019 we acquired interests in two exciting platform technologies that we believe will produce multiple clinical candidates to further increase our royalty license portfolio. One of those arrangements with Bioasis led to our acquisition in November of the economic rights to four lysosomal storage disorder enzymes the Chiesi Group is exploring for rare disease indications.

“We are pleased to report XOMA is in a strong financial position with more than $84.2 million in cash at the end of 2020. Our operating expenses remain at our targeted levels. Our recent perpetual preferred equity offering provided us with additional capital to continue to acquire milestone and royalty assets to further increase the potential value of our portfolio.”

Business Highlights

•	XOMA recognized revenue of $29.4 million in 2020 and reduced its Novartis debt obligation to $9.1 million.

•	XOMA acquired the milestone and royalty economics associated with four lysosomal storage disorders that Chiesi Group licensed from Bioasis Technologies.

•	XOMA and Zydus announced IL-2-based immuno-oncology therapy licensing agreement.

•	XOMA raised more than $24 million in a perpetual preferred stock offering, which is listed on the NASDAQ market under the symbol XOMAP, paying a quarterly dividend of 8.625%.

•	The Company’s stock was added to the Russell 2000® and Russell 3000® in June.

Updates About Partnered Assets in Development

“Even in an exceptionally challenging environment, our partners made significant progress in their clinical development programs. We thank those who volunteer to be part of these clinical studies, as their participation is an important component of our partners’ process to bring novel treatments to patients in need,” Mr. Neal continued. “We congratulate Sesen Bio for their recent announcement that the Food and Drug Administration has accepted the Biologics Licensing Application for Vicineum™ for the treatment of BCG-unresponsive non-muscle invasive bladder cancer and granted it a Priority Review.”

2020 Phase 2 launches:

•	Novartis’ NIS793 study in patients with metastatic pancreatic cancer

•	Takeda’s mezagitamab (TAK-079) studies in patients with myasthenia gravis and thrombocytopenia

•	Rezolute’s RZ358 study in patients with congenital hyperinsulinism

•	Merck’s MK-4830 study in patients with non-small cell lung cancer

•	Incyte’s INCAGN1876 study in patients with recurrent glioblastoma

•	One undisclosed partner

Financial Results

XOMA recorded total revenues of $27.6 million for the fourth quarter of 2020, compared to $0.4 million for the fourth quarter of 2019. For the full year of 2020, XOMA recorded revenues of $29.4 million, compared to $18.4 million for the full year of 2019. Revenues for the full year of 2020 reflect $25.0 million in milestone revenue earned under the Company’s Anti-TGFß Antibody License Agreement with Novartis International and $2.0 million earned under XOMA’s collaboration agreement with Takeda. Revenues for the full year of 2019 reflect $14.0 million recognized under the Company’s license agreement and common stock purchase agreement with Rezolute and $2.5 million in revenue earned from a one-time payment under XOMA’s license agreement with Janssen.

Research and development (R&D) expenses were $0.03 million for the fourth quarter of 2020, compared to $0.1 million for the fourth quarter of 2019. R&D expenses for the full year of 2020 were $0.2 million, compared to $1.3 million for the same period in 2019. The $1.1 million decrease between the periods was primarily due to a $0.5 million decrease in salary and related expenses resulting from a shift in employee duties from R&D to a general and administrative (G&A) department and a $0.5 million decrease in license fee expenses.

G&A expenses were $3.7 million for the fourth quarter of 2020, including $0.7 million in stock-based expenses, compared to $4.3 million for the fourth quarter of 2019. G&A expenses were $16.8 million for the full year of 2020, including $4.0 million in stock-based expenses, compared to $21.0 million for the full year of 2019. The $4.2 million decrease in 2020 as compared with 2019 was primarily due to a $3.9 million reduction in facilities costs due to the termination of our legacy leases and a $1.2 million reduction in salary and related expenses. The decreases in 2020 were partially offset by a $1.4 million increase in consulting and legal costs.

The Company’s net cash provided by operations during the quarter was $17.7 million. XOMA’s net cash provided by operations in 2020 was $10.1 million.

Interest expense for the fourth quarter of 2020 was $0.4 million, as compared to $0.6 million for the fourth quarter of 2019. For the full year of 2020, interest expense was $1.8 million, compared with $1.9 million reported in the full year of 2019. The decrease in interest expense during 2020 is due to a reduction in interest rates and lower outstanding debt balances.

Other expense, net was $0.8 million for the fourth quarter of 2020, compared to other income, net of $0.3 million in the corresponding quarter of 2019. Total other income, net was $1.2 million for the full year of 2020, compared to $3.8 million for the corresponding period of 2019. The decrease in 2020 primarily reflects the termination of XOMA’s legacy leases in 2019 and the sublease income the Company associated with those leases, offset by a $1.0 million increase in the fair value of equity securities XOMA holds in Rezolute, Inc.

Net income for the fourth quarter of 2020 was $22.7 million, compared to net loss of $4.3 million for the fourth quarter of 2019. Net income for the full year of 2020 was $13.3 million, compared to net loss of $2.0 million for the full year of 2019.

On December 31, 2020, XOMA had cash of $84.2 million compared with $56.7 million on December 31, 2019. The Company’s current cash position is expected to be sufficient to fund its operations for multiple years.

About XOMA Corporation

XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to partner-funded programs. For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders, cash sufficiency forecast, economic outlook, and potential impact of the COVID-19 pandemic. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them, and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development. References to royalties or royalty rates strictly refer to future potential payment streams regardless of whether or not they are technically defined as royalties in the underlying contractual agreement; further, any rates referenced herein are subject to potential future contractual adjustments.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of these assets will become commercially available.

XOMA Corporation

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$84,222	$56,688
Restricted cash	1,611	—
Trade and other receivables, net	263	2,933
Income tax receivable	1,526	—
Prepaid expenses and other current assets	443	352

Total current assets	88,065	59,973
Long-term restricted cash	531	—
Property and equipment, net	21	34
Operating lease right-of-use assets	359	510
Long-term royalty receivables	34,575	34,375
Equity securities	1,693	681
Other assets	41	151

Total assets	$125,285	$95,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$456	$614
Accrued and other liabilities	642	945
Contingent consideration under royalty purchase agreements	75	75
Operating lease liabilities	179	163
Unearned revenue recognized under units-of-revenue method	1,452	1,096
Contingent liabilities	1,410	798
Current portion of long-term debt	8,088	5,184

Total current liabilities	12,302	8,875
Unearned revenue recognized under units-of-revenue method – long-term	13,516	15,317
Long-term debt	12,764	27,093
Long-term operating lease liabilities	229	408
Other liabilities – long-term	50	43

Total liabilities	38,861	51,736

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 and zero shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	49	—
Convertible preferred stock, 5,003 and 6,256 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,228,792 and 9,758,583 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	84	73
Additional paid-in capital	1,267,377	1,238,299
Accumulated deficit	(1,181,086)	(1,194,384)

Total stockholders’ equity	86,424	43,988

Total liabilities and stockholders’ equity	$125,285	$95,724

XOMA Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Revenue from contracts with customers	$27,188	$100	$27,941	$17,276
Revenue recognized under units-of-revenue method	392	323	1,444	1,094

Total revenues	27,580	423	29,385	18,370

Operating expenses:
Research and development	36	130	170	1,253
General and administrative	3,672	4,293	16,799	21,002

Total operating expenses	3,708	4,423	16,969	22,255

Income (loss) from operations	23,872	(4,000)	12,416	(3,885)
Other income (expense), net:
Interest expense	(360)	(583)	(1,844)	(1,919)
Other income, net	(821)	262	1,225	3,822

Income (loss) before income tax	22,691	(4,321)	11,797	(1,982)
Provision for income taxes	(25)	—	1,501	—

Net income (loss) and comprehensive income (loss)	$22,666	$(4,321)	$13,298	$(1,982)

Net income (loss) and comprehensive income (loss) available to common stockholders, basic	$15,555	$(4,321)	$8,793	$(1,982)

Net income (loss) and comprehensive income (loss) available to common stockholders, diluted	$15,957	$(4,321)	$9,010	$(1,982)

Basic net income (loss) per share available to common stockholders	$1.40	$(0.49)	$0.82	$(0.23)

Diluted net income (loss) per share available to common stockholders	$1.32	$(0.49)	$0.78	$(0.23)

Weighted average shares used in computing basic net income (loss) per share available to common stockholders	11,082	8,886	10,674	8,763

Weighted average shares used in computing diluted net income (loss) per share available to common stockholders	12,059	8,886	11,503	8,763

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Investor contacts:
Gitanjali Jain	Juliane Snowden
Solebury Trout	XOMA
+1-646-378-2949	+1 646-438-9754
jojawa@troutgroup.com	juliane.snowden@xoma.com

Media contact:
Kathy Vincent
KV Consulting & Management

+1 310-403-8951

kathy@kathyvincent.com